FORM 4

 (   )  Check this box if no longer
        subject to Section 16.  Form 4
        or Form 5 obligations may continue.
        See Instruction 1(b).

                   UNITED STATES
          SECURITIES AND EXCHANGE COMMISSION         _____________________
               WASHINGTON, D.C.  20549              |   OMB APPROVAL      |
                                                    |---------------------|
     STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP   |OMB NUMBER: 3235-0287|
                                                    |EXPIRES:             |
                                                    |   DECEMBER 31, 2001 |
     Filed pursuant to Section 16(a) of the         |ESTIMATED AVERAGE    |
       Securities Exchange Act of 1934,             |BURDEN HOURS         |
      Section 17(a) of the Public Utility           |PER RESPONSE ... 0.5 |
        Holding Company Act of 1935                 |_____________________|
     or Section 30(f) of the Investment
            Company Act of 1940
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1.  Name and Address of Reporting Person

       Tomlin                       Merrell                      M.
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       (Last)                      (First)                    (Middle)

       c/o Rayovac Corporation, 601 Rayovac Drive
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                                  (Street)

       Madison                    Wisconsin                     53711
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       (City)                      (State)                      (Zip)
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2.  Issuer Name and Ticker or Trading Symbol

       Rayovac Corporation (ROV)
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3.  I.R.S. Identification Number of Reporting Person, if an entity
    (Voluntary)

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4.  Statement for Month/Year

       Octboer/2001
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5.  If Amendment, Date of Original (Month/Year)

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6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    ( ) Director
    ( ) 10% Owner
    (X) Officer (give title below)
    ( ) Other (specify title below)
     Executive Vice President of Sales
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7.  Individual, or Joint/Group Filing (Check Applicable Line)
    (X) Form filed by One Reporting Person
    ( ) Form filed by More than One Reporting Person
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TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
          OR BENEFICIALLY OWNED
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1.  Title of Security (Instr. 3)

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2.  Transaction Date (Month/Day/Year)

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3.  Transaction Code (Instr. 8)

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4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)

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5.  Amount of Securities Beneficially Owned at End of Month
    (Instr. 3 and 4)

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6.  Ownership Form: Direct(D) or Indirect(I) (Instr. 4)

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7.  Nature of Indirect Beneficial Ownership (Instr. 4)

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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

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TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY
           OWNED
           (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1.  Title of Derivative Security (Instr. 3)

    Employee Stock Option (Right to Buy)
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2.  Conversion or Exercise Price of Derivative Security

    $14.50
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3.  Transaction Date (Month/Day/Year)

    10/1/2001
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4.  Transaction Code (Instr. 8)

    A;V
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5.  Number of Derivative Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4, and 5)

    Granted option to purchase 25,000 shares of common stock (A)
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6.  Date Exercisable and Expiration Date (Month/Day/Year)

    See Footnote (1)
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7.  Title and Amount of Underlying Securities (Instr. 3 and 4)

    Common Stock; 25,000 shares
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8.  Price of Derivative Securities (Instr. 5)

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9.  Number of Derivative Securities Beneficially Owned at End of Month
    (Instr. 4)

    25,000
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10. Ownership Form of Derivative Security:  Direct(D) or Indirect(I)
    (Instr. 4)

    (D)
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11. Nature of Indirect Beneficial Ownership (Instr. 4)

    Not applicable.
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EXPLANATION OF RESPONSES:
(1) The option vests and becomes exercisable in equal annual installments over a three-year period that commenced October 1, 2001. The option expires on October 1, 2011.


 /s/ James T. Lucke, as attorney-in-fact               November 8, 2001
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   **  SIGNATURE OF REPORTING PERSON                     DATE

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   ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).

  NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.

  POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.

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